Exhibit 16.1

March 22, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Monolithic Power Systems, Inc.’s Form 8-K dated March 22, 2019, and have the following comments:

1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.

Yours truly,

/s/ DELOITTE & TOUCHE LLP